JOINT FIDELITY BOND AGREEMENT

This Agreement is made this 22nd day of June, 2016 by The James Advantage Funds (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940, on behalf of The James Balanced: Golden Rainbow Fund, The James Small Cap Fund, The James Mid Cap Fund, The James Micro Cap Fund, The James Long-Short Fund and The James Aggressive Allocation Fund (collectively, with any future series of the Trust, the “Funds”).

W I T N E S S E T H:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Act and Rule 17g-1 promulgated thereunder require the Funds to purchase a fidelity bond under which the Funds are named insureds; and

WHEREAS, Rule 17g-1 requires that the named insureds under such a bond covering more than one Fund enter into an agreement with respect to certain matters;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1. Description of Bond. Great American Insurance Company has issued a joint fidelity bond in the amount of $2,500,000 (which may be increased from time to time) which designates the Funds as named insureds (the “Bond”).

2. Minimum Recovery. In the event recovery is received under the Bond as a result of loss sustained by the Funds, each Fund shall receive an equitable and proportionate share of the recovery which shall be at least equal to the amount which each Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

3. Term. The term of this Agreement shall commence on the date hereof and shall terminate upon the termination or cancellation of the Bond.

IN WITNESS WHEREOF, the Trust has executed this Agreement, on behalf of the Funds, on the date above mentioned.

THE JAMES BALANCED:
GOLDEN RAINBOW FUND		THE JAMES SMALL CAP FUND

By:	/s/ Thomas L. Mangan	By:	/s/ Thomas L. Mangan

THE JAMES MID CAP FUND		THE JAMES MICRO CAP FUND

By:	/s/ Thomas L. Mangan	By:	/s/ Thomas L. Mangan

THE JAMES AGGRESSIVE ALLOCATION FUND		THE JAMES LONG-SHORT FUND

By:	/s/ Thomas L. Mangan	By:	/s/ Thomas L. Mangan

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